Exhibit 4.8

MEDICINOVA, INC.

AMENDMENT NO. 1 TO WARRANT

This Amendment No. 1 (the “Amendment”) to that certain Warrant to Purchase Common Stock dated as of May 13, 2013 (the “Warrant”) by MediciNova, Inc., a Delaware corporation (the “Company”), in favor of Fountain Erika LLC, a California limited liability company (the “Holder”), is made and entered into effective as of May 29, 2013 (the “Effective Date”) by and between the Company and the Holder.

RECITALS

WHEREAS, the Company and the Holder desire to amend the Warrant as set forth below.

NOW, THEREFORE, for the consideration set forth below, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree that:

1. Amendment. The first paragraph of the Warrant is amended and restated to read as follows:

“MediciNova, Inc., a Delaware corporation (the “Company”), hereby certifies that, for value received, Fountain Erika LLC or its permitted registered assigns (the “Holder”), is entitled to purchase from the Company up to a total of 119,047 shares of common stock, $0.001 par value per share (the “Common Stock”), of the Company (each such share, a “Warrant Share” and all such shares, the “Warrant Shares”) at an exercise price per share equal to $3.38 per share (as adjusted from time to time as provided in Section 9 herein, the “Exercise Price”), at any time and from time to time on or after the date hereof (the “Original Issue Date”) and through and including 5:30 P.M., California time, on the five (5) year anniversary of the date hereof (the “Expiration Date”), and subject to the following terms and conditions:”

2. No Further Modification. Except as is specifically provided herein, this Amendment shall not be deemed to amend or modify the Warrant, and the Warrant shall remain in full force and effect in accordance with its terms.

3. Counterparts. This Amendment may be executed in one or more counterparts (including by means of facsimile or electronic transmission in portable document format (pdf)), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties have executed this AMENDMENT NO. 1 TO WARRANT effective as of the Effective Date.

COMPANY:

MEDICINOVA, INC.

By:	/s/ Yuichi Iwaki
Yuichi Iwaki, President & CEO

IN WITNESS WHEREOF, the parties have executed this AMENDMENT NO. 1 TO WARRANT effective as of the Effective Date.

HOLDER:

FOUNTAIN ERIKA LLC

By:	/s/ Tatsuo Izumi
Tatsuo Izumi, Sole Member